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                                                                    EXHIBIT 10.1

                                   [WSMP LOGO]

                             A Food Service Company

                               September 25, 1997

Sagebrush, Inc.
3238 West Main Street
Claremont, North Carolina 28616

Attention:     Mr. Charles F. Connor, Jr.
                 Chairman of the Board
                        -and-
               Mr. L. Dent Miller
                   President

Gentlemen:

         This will confirm our understanding concerning the proposed exchange of shares between WSMP, Inc. ("WSMP") and the shareholders of Sagebrush, Inc. ("Sagebrush") by which WSMP will issue 0.3214 shares of its common stock (the "WSMP Stock") to the Sagebrush shareholders for each of the 6,071,200 shares of the Sagebrush common stock outstanding (the "Sagebrush Stock"). This exchange of shares (hereinafter, the "Transaction") shall be diligently pursued by the parties until the Transaction is consummated or negotiations with respect thereto are terminated. This letter does not contain all matters upon which agreement be reached in order for the Transaction to be consummated, but is intended solely as an outline of certain material provisions. The terms of our understanding are as follows:

1. The exchange rate for the Sagebrush Shares is based upon a valuation of WSMP Shares at $17.50 per share, and Sagebrush Shares at $5.625 per share.

2. Matters concerning possible future service to WSMP by Messrs. Connor and Miller are intentionally omitted herefrom, pending a review by them of future plans and expectations. Both officers shall enter into Non-Competition Agreements concerning their employments and livelihoods after the completion of any service to Sagebrush or WSMP, as the case may be.

3. The Transaction is subject to WSMP receiving assurances sufficient to itself that the Transaction may be accounted for, for financial reporting purposes, as a pooling of interests transaction.

4. The Transaction is subject to the approval of WSMP's Board of Directors.


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Sagebrush, Inc.
Messrs. Connor and Miller
September 25, 1997
Page 2

5. The Transaction is subject to approval of Sagebrush's Board of Directors and Sagebrush's shareholders, and receipt by the Board of Directors of a fairness opinion acceptable to it.

6.       The Transaction is subject to the consent of WSMP's lenders.

7. The Transaction is subject to satisfactory findings from our due diligence review.

8. The parties shall announce their intent in a joint press release attached hereto. The parties shall cooperate in connection with any further press releases related to the Transaction, and each party will give the other party reasonable prior notice of any press release it intends to release.

9. The parties shall agree upon a timetable for the Transaction and the filing of a registration statement (the "Registration Statement") in the office of the Securities and Exchange Commission (the "SEC"). Such Registration Statement, covering the acquisition of the Sagebrush Shares and the issuance of WSMP Shares will be carefully prepared by WSMP with the cooperation of its legal and accounting advisors, and Sagebrush. The Registration Statement shall be in such form as shall comply in all material respects with the Securities Act of 1933, as amended (the "Act"), and shall, as amended, and when the same becomes effective, conform fully to the requirements of the Act. No filing will be made with the SEC to which WSMP or its counsel have reasonable objections. WSMP will comply with the applicable Blue Sky requirements.


         Following your signature, the parties will cause their respective officers, employees, counsel, agents, accountants, and other representatives working on the Transaction to cooperate with each other with respect to the Transaction until the Transaction is consummated or negotiations with respect thereto are terminated.

                  Following your signature, until the Transaction is consummated or negotiations with respect thereto are terminated, each party will afford to the officers, employees, counsel, agents, investment bankers, accountants, and other representatives of the other party working on the Transaction and lenders and prospective lenders of each party free and full access to its restaurants, properties, books, and records, will permit them to make extracts


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Sagebrush, Inc.
Messrs. Connor and Miller
September 25, 1997
Page 3

from and copies of such books and records, and will from time to time furnish them such additional financial and operating data and other information as its financial condition, results of operations, business, properties, assets, liabilities, or future prospects as they from time to time may request. Each party will cause its independent certified public accountants, Deloitte & Touche, LLP ("Deloitte") to make available to the other party the work papers relating to any audit of its financial statements. Each party will allow the other party to do any environmental testing or other physical examinations of assets and properties that are reasonable and necessary for its due diligence review.

         Each party shall insure that all confidential information which such party or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants and, in the case of WSMP, its lenders, or prospective lenders may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the other party, any affiliate of the other party, or any customer or supplier of such other party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, (c) to the extent such information shall have otherwise become publicly available, or (d) as to WSMP, to disclosure by or on its behalf to lenders, or prospective lenders or to others whose consent may be required or desirable in connection with obtaining the financing or consents which are required or desirable to consummate the Transaction. Each party shall, and shall cause all of such other persons and entities who received confidential data from it to, deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the Transaction are terminated before the parties enter into any formal agreement as contemplated by this letter of intent.

         It is understood that this is a letter of intent only and while the parties hereto agree in principle to the contents hereof and agree to proceed in good faith to work out the details of the Transaction, neither of them shall have any legal obligation to the other as a result of this letter (other than those obligations contained in this paragraph or the preceding paragraph of this letter, and the obligations contained in the preceding paragraph and the last sentence of this paragraph shall continue to apply


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Sagebrush, Inc.
Messrs. Connor and Miller
September 25, 1997
Page 4

after negotiations with respect to the Transaction are terminated). Accordingly, except as set forth in the preceding sentence, this letter does not constitute a binding agreement nor does it constitute an agreement to enter an agreement and the terms hereof are subject to the execution and delivery of formal agreements. This letter may not be assigned by either of the parties hereto. Neither party shall be responsible for any of the other's expenses in connection with the negotiations, documents, or transactions contemplated hereby.

         If this letter accurately reflects our understanding, please so indicate by signing the original and duplicate of this letter, and returning a full executed copy to me, so that we can promptly commence work on the formal documents relating to the Transaction.

                                            Very truly yours,

                                            WSMP, Inc.

                                            By:/s/ Matthew V. Hollifield
                                               ---------------------------
                                               Matthew V. Hollifield

Accepted and agreed to
September 25th, 1997.

SAGEBRUSH, INC.

By: /s/ Charles F. Connor, Jr.
   ---------------------------
   Charles F. Connor, Jr.


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CONFIDENTIAL
SECOND DRAFT / FOR REVIEW ONLY

WSMP, SAGEBRUSH SIGN LETTER OF INTENT FOR WSMP TO ACQUIRE SAGEBRUSH


     CLAREMONT,NC (SEPTEMBER 26, 1997) - WSMP, Inc., (Nasdaq:WSMP), and Sagebrush, Inc. (Nasdaq:SAGE), have signed a letter of intent to pursue WSMP's acquisition of Sagebrush in a stock for stock merger of the two North Carolina-based companies.
     The pooling of interests transaction is subject to various conditions including the approval of Sagebrush directors and shareholders. WSMP'S board of directors approved the proposed transaction in a special meeting Thursday.
     This letter of intent anticipates that WSMP will issue new shares of common stock to Sagebrush shareholders and that the combining of the two companies will be a pooling of interest for financial statement purposes. The letter of intent was jointly announced today by Charles F. Connor,Jr., chairman of the board of Sagebrush; L. Dent Miller, president and chief executive office of Sagebrush; James C. Richardson, Jr., vice chairman and chief executive officer of WSMP; and David R. Clark, president and chief operating officer of WSMP.
     Sagebrush owns and operates 31 Texas-style steakhouse restaurants in North Carolina, South Carolina, Virginia and Tennessee.
     WSMP is comprised of a restaurant division and a variety of food processing operations. Its restaurant operations include 34 company-owned and 47 franchised restaurants, with a majority of these being Western Steer(R) Steaks, Buffet and Bakery restaurants, Prime Sirloin(R) Buffet, Bakery and Steaks restaurants, and Bennett's(TM) Smokehouse and Saloon restaurants.
     In its Mom 'n' Pop's(R) food processing operations, WSMP has the capacity to produce more than four million microwaveable sandwiches per week in its Claremont facility. It also produces packaged, refrigerated meats, vegetables, desserts and other items targeted for the Home Meal Replacement market. And WSMP is one of the largest country ham producers in the nation. -30-

CONTACT:
David R. Clark, President and Chief Operating Officer, WSMP, Inc.,(704)459-7626
L. Dent Miller, President and Chief Executive Officer, Sagebrush, Inc.
(704)459-0821



SECOND DRAFT / FOR REVIEW ONLY CONFIDENTIAL